Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 25, 2003, relating to the financial statements, which appears in the AmeriCredit Corp.’s Annual Report on Form 10-K for the year ended June 30, 2003.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 22, 2003